                                                                EXHIBIT 8.2


                         Arthur Andersen LLP Letterhead

                           Preliminary and Tentative
                                 ****DRAFT ****
                                  Exhibit 8.2
                     ---Form of State Income Tax Opinion---


November ___, 1999

Boards of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
923 Main Street
Manchester, CT  06040

Dear Board Members:

You have requested from Arthur Andersen LLP an opinion regarding the Connecticut Corporation Business Tax and Delaware Corporate Income Tax consequences to Connecticut Bankshares, M.H.C. ("Mutual Holding Company"), The Savings Bank of Manchester ("Bank"), an interim Connecticut-chartered savings bank ("Interim Savings Bank"), a newly formed stock holding company ("Holding Company"); and the Personal Income Tax Consequences to the "Eligible Account Holders" (as defined below) of Bank resulting from the proposed conversion and reorganization of the existing mutual holding company structure to a stock holding company structure, as effectuated pursuant to the proposed transactions described below.

In preparing this opinion, we have relied upon certain facts presented in the Plan of Conversion dated _______, 1999 as well as the facts and representations shown below, under "Statement of Facts" and "Representations". We have also relied on the facts and representations made to Muldoon, Murphy & Faucette LLP, Bank's legal counsel, and their "Federal Income Tax Opinion," dated _______, 1999, summarized, in part, below. We have assumed that these facts and representations are complete and accurate and have not independently audited or otherwise verified any of the facts or representations. If any fact or representation contained herein or to Bank's legal counsel is not true, correct, and complete in all material respects, our opinion could change.

Our opinions are based on our interpretation of existing state tax law under the Connecticut General Statutes and Delaware Tax Law, and related Income Tax Regulations, Judicial Decisions, and Administrative Releases thereunder as of the date of this letter. Any changes to these authorities may be retroactive and could significantly modify our opinions expressed. Furthermore, any change in applicable federal income tax law that effects the opinion expressed by Muldoon, Murphy & Faucette LLP could change our opinion. We have no responsibility to update this opinion for any such changes occurring after the date of this opinion letter.

The opinions expressed herein are not binding on the Connecticut Department of Revenue Services or the Delaware Division of Revenue and there can be no assurance that these tax administrative bodies will not take a position contrary to any of the opinions expressed herein.

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
Page 2
November ___,1999



The opinion expressed herein is rendered only with respect to the opinion requested and no opinion is expressed with respect to any other legal, federal, state or local tax aspect of the Plan of Conversion. Our opinion is expressed under the heading "STATE INCOME TAX OPINION". This opinion is as of the date of this letter and we have no responsibility to update this opinion for events, transactions, circumstances or changes in any of the facts or representations occurring after this date.

Statement of Facts/1/

Conversion

Bank, headquartered in Manchester, Connecticut is a Connecticut-chartered stock savings bank, which operates as a wholly owned subsidiary of Mutual Holding Company, a Connecticut-chartered mutual holding company. In July, 1996, Bank reorganized into the mutual holding company form of organization and as a result became a wholly owned subsidiary of Mutual Holding Company.

Subsequently, on August 30, 1999, Mutual Holding Company adopted a Plan of Conversion (which was amended October 6, 1999 and October 26, 1999) providing for the conversion of Mutual Holding Company into the capital stock form of organization.

Two integrated transactions referred to as the "MHC Merger" and the "Bank Merger" are being undertaken to effectuate the Conversion. As a result of the MHC Merger and the Bank Merger, Bank will become a wholly owned subsidiary of Holding Company. Holding Company will issue prioritized non-transferable subscription rights to certain persons, without payment, to purchase Holding Company common stock ("Conversion Stock"). Holding Company may also offer Conversion Stock shares not subscribed for, if any, for sale to the general public.

The Conversion will be effected in the following steps, each of which will be completed contemporaneously:

(i) Bank will establish a first-tier Delaware chartered stock holding company subsidiary, Connecticut Bancshares, Inc. ("Holding Company");

(ii) Holding Company will charter an interim Connecticut-chartered savings bank ("Interim Savings Bank");

_________________________

/1/ Capitalized terms used herein are defined in the Plan of Conversion, unless otherwise defined.

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
Page 3
November ____,1999



(iii) Mutual Holding Company will convert to an interim Connecticut-chartered bank and merge with and into Bank and shares of Bank common stock held by Mutual Holding Company will be canceled ("the MHC Merger"); Each member of Mutual Holding Company will receive an interest in a Liquidation Account established at Bank in exchange for such member's interest in Mutual Holding Company;

(iv) Contemporaneously with the MHC Merger, Interim Savings Bank will merge with and into Bank, with Bank being the surviving entity ("the Bank Merger");

(v) Contemporaneously with the Bank Merger, Holding Company will sell Holding Company common stock ("Conversion Stock").

Capitalization

The Holding Company will authorize ________ million shares of Conversion Stock (i.e., common stock), with a par value of $_____ per share. It is estimated that the Holding Company will initially issue between _____ and ______ of its authorized shares of common stock.

Priority of Subscription Rights and Conversion Stock

The Plan of Conversion provides for the issuance of non-transferable subscription rights, without payment, to purchase the Conversion Stock of Holding Company to the following in order of priority:

1.  Eligible Account Holders: Each Eligible Account Holder (depositors whose
----------------------------
Deposit Account in Bank total $50 or more as of the close of business on July
                                                                         ----
31, 1998) receives non-transferable subscription rights to purchase up to a
--------
maximum $______ worth of Conversion Stock, so long as the share equivalent of such dollar amount does not exceed ___% of the total number of shares of Conversion Stock offered for sale in the Conversion.

2.  Tax-Qualified Employee Stock Benefit Plan: The Tax-Qualified Employee Stock
---------------------------------------------
Benefit Plan receives non-transferable subscription rights to purchase up to ___% of the shares of Conversion Stock offered for sale in the Conversion.

3.  Directors, Officers and Employees: Directors, officers and employees of
-------------------------------------
Bank, who do not have a higher priority, receive non-transferable subscription rights to purchase shares of common stock in an amount equal to $______ of Conversion Stock offered for sale in the

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
Page 4
November ____,1999



Conversion, so long as the share equivalent of such dollar amount does not exceed ___% of the total number of shares of Conversion Stock offered for sale in the Conversion.

Holding Company will offer its shares of common stock unsubscribed for in the above Subscription Offering (Categories 1-3) for sale to the general public through a Direct Community Offering or, if necessary, in a Syndicated Community Offering or public offering, with preference given to natural persons residing in the Bank's Local Community.

Independent Appraisals of Subscription Rights and Conversion Stock

An independent appraisal of the subscription rights, issued on ______, 1999 by RP Financial , opines that the subscription rights have no value. An Independent Appraiser will provide an independent valuation of the estimated pro-forma market value of the Conversion Stock to be issued in the Conversion which will be used as the basis for determining the Conversion Stock price.

Representations

In the preparation of this opinion, Arthur Andersen LLP has relied on the following representations, and has not verified the accuracy of them.

a) Mutual Holding Company is a Connecticut-chartered mutual holding company; Bank is a Connecticut-chartered stock savings bank; and Holding Company is a stock holding company, registered as a savings and loan holding company, organized under the laws of the state of Delaware; none of which maintain a physical presence or conduct business in Delaware.

b) Mutual Holding Company, Bank and Holding Company are corporations within the meaning of Sec. 7701(a)(3) of the Internal Revenue Code.

c) Mutual Holding Company and Bank have elected to be included in a Connecticut Combined Corporation Business Tax Return.

d) The Combined Connecticut Corporation Tax Group currently does not have a net operating loss for Connecticut Corporation Business Tax purposes, and has no such losses available for carryover to future tax years.

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
Page 5
November ____,1999



e) Bank is not insolvent and is not under the jurisdiction of a bankruptcy or similar court in any Title 11 or similar case within the meaning of Sec. 368(a)(3)(A) of the Internal Revenue Code, receivership, foreclosure, or similar proceeding in a federal or state court.

f) Upon the completion of the Conversion, Holding Company will own and hold 100% of the issued and outstanding capital stock (i.e., common stock) of Bank and no other shares of capital stock of Bank will be issued and/or outstanding. At the time of the Conversion, Bank does not have any plan or intention to issue additional shares of its stock following the transaction. Further, no shares of preferred stock of Bank will be issued and/or outstanding.

g) Upon the completion of the Conversion, there will be no rights, warrants, contracts, agreements, commitments or understandings with respect to the capital stock of Bank, nor will there be any securities outstanding which are convertible into the capital stock of Bank.

h) Immediately after the Conversion, the assets and liabilities of Bank will be identical to the assets and liabilities of Bank immediately prior to the Conversion.

i) After the Conversion, Bank will continue the business of Bank in the same manner as prior to the Conversion.

j) Holding Company and Bank have no current plan or intention to redeem or otherwise acquire any of the common stock issued in the Conversion transaction.

k) Holding Company has no plan or intention to sell, liquidate or otherwise dispose of the stock of Bank other than in the ordinary course of business.

l) Bank has no plan or intention and Holding Company has no plan or intention to cause Bank to sell its assets other than in the ordinary course of business.

m) There is no plan or intention for Bank to be liquidated or merged with another corporation following this proposed transaction.
                                     _____

n) As determined by an independent appraisal, non-transferable subscription rights used to purchase shares of common stock in Holding Company have no value.

o) The exercise price of the subscription rights received by Bank's Eligible Account Holders and other holders of subscription rights to purchase Holding Company common stock will

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
Page 6
November ____,1999



    be equal to the fair market value of the stock of Holding Company at the time of the completion of the Conversion as determined by an independent appraisal.

p) None of the shares of the common stock to be purchased by depositor-employees of Bank in the Conversion will be issued or acquired at a discount. However, shares may be given to certain employees as compensation by means of Tax-Qualified Employee Stock Benefit Plans. Compensation will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

q) Holding Company shareholders will pay the expenses of the Conversion solely applicable to them, if any. Mutual Holding Company, Bank, and Holding Company will each pay expenses of the transaction attributable to them and will not pay any expenses solely attributable to Holding Company shareholders.

r) No cash or property will be given to Eligible Account Holders or others in lieu of nontransferable subscription rights.
                                     _____

s) Bank's legal counsel, Muldoon, Murphy & Faucette LLP, opines that for federal income tax purposes the Conversion will constitute a tax-free reorganization and no gain or loss will be recognized by Mutual Holding Company, Bank, Interim Savings Bank, and Holding Company.

t) Bank's legal counsel, Muldoon, Murphy & Faucette LLP, opines that for federal income tax purposes, no gain or loss will be recognized by Eligible Account Holders of Bank upon the distribution to them of nontransferable subscription rights to purchase shares of common stock in Holding Company, provided that the amount to be paid for Conversion Stock (i.e., common stock) is equal to the fair market value of the Conversion Stock.

Federal Income Tax Opinion

In preparation of this opinion, Arthur Andersen LLP has relied on the federal income tax opinion issued by, Muldoon, Murphy & Faucette LLP with respect to the
recognition of gain or loss to the parties of the Conversion.   Muldoon, Murphy
& Faucette LLP has issued the following opinions, dated ______, 1999, with respect to the federal income taxability:

MHC Merger:
-----------

 . The MHC Merger qualifies as a tax-free organization within the meaning of Sec. 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("IRC").

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
Page 7
November ____,1999


 . Mutual Holding Company will not recognize any gain or loss on the transfer of its assets to Bank in exchange for an interest in a Liquidation Account established in Bank for the benefit of Mutual Holding Company's members who remain depositors of Bank (IRC Sec. 361).

 .  Bank will not recognize gain or loss upon the receipt of the assets of Mutual
   Holding Company in the MHC Merger in exchange for the transfer to the members of Mutual Holding Company of an interest in the Liquidation Account (IRC
   Sec. 1032(a)).

 . Mutual Holding Company members will not recognize gain or loss upon the receipt of an interest in the Liquidation Account in Bank for their membership interest in Mutual Holding Company (IRC Sec. 354(a)).

Bank Merger:
------------

 . The Bank Merger qualifies as a tax-free reorganization within the meaning of IRC Sec. 368(a)(1)(A), pursuant to IRC Sec. 368(a)(2)(E).

 . Interim Savings Bank will not recognize gain or loss on the transfer of its assets to Bank in exchange for Bank common stock and the assumption by Bank of liabilities, if any, of Interim Savings Bank (IRC Sec. 361(a) and Sec. 357(a)).

 . Bank will not recognize any gain or loss on the receipt of the assets of Interim Savings Bank in exchange for Bank common stock (IRC Sec. 1032(a)).

 . Holding Company will not recognize gain or loss up its receipt of Bank common stock in exchange for Interim Savings Bank stock (IRC Sec. 354(a)).

Issuance of Subscription Rights:
--------------------------------

 . Eligible Account Holders will not recognize gain or loss upon distribution to them of subscription rights to purchase shares of Conversion Stock, provided that the amount paid for the Conversion Stock is equal to the fair market value of the Conversion Stock.

STATE INCOME TAX OPINION

Connecticut Corporation Business Tax:
-------------------------------------
Based solely on the Statement of Facts, Representations, and State Tax Discussion (re: Connecticut Corporation Business Tax) as set forth in this opinion letter and the federal income tax

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
Page 8
November ____,1999



opinion of Muldoon, Murphy & Faucette LLP that for federal income tax purposes no gain or loss will be recognized in the proposed Conversion by Mutual Holding Company, Bank, Interim Savings Bank and Holding Company, it is the opinion of Arthur Andersen LLP that it is more likely than not that:

 . Mutual Holding Company, Bank, Interim Savings Bank and Holding Company will not recognize gain or loss for Connecticut Corporation Business Tax purposes.

Delaware Corporate Income Tax:
------------------------------

Based solely on the Statement of Facts, Representations, and State Tax Discussion (re: Delaware Corporate Income Tax) as set forth in this opinion letter and the federal income tax opinion of Muldoon, Murphy and Faucette LLP, it is the opinion of Arthur Andersen LLP that for Delaware Corporate Income Tax purposes it is more likely than not that:

 .  Mutual Holding Company, Bank and Interim Savings Bank will not be subject to
   Delaware corporate income taxation.

 . Holding Company will not be subject to Delaware corporate income tax if it only maintains a "statutory corporate office" in Delaware and does not maintain any physical presence in Delaware or conduct any business within Delaware.

Connecticut Personal Income Tax:
---------------------------------
Based solely on the Statement of Facts, Representations, and State Tax Discussion (re: Connecticut Personnel Income Tax) set forth in this opinion letter and the federal income tax opinion of Muldoon, Murphy & Faucette LLP, it is the opinion of Arthur Andersen LLP that for Connecticut Personal Income Tax purposes it is more likely than not that:

 . Mutual Holding Company members will not recognize gain or loss upon the receipt of an interest in the Liquidation Account in Bank for their membership interest in Mutual Holding Company.

 . Eligible Account Holders will not recognize gain or loss upon distribution to them of subscription rights to purchase shares of Conversion Stock, provided that the amount paid for the Conversion Stock is equal to the fair market value of the Conversion Stock.

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
Page 9
November ____,1999



State Tax Discussion

Connecticut Corporation Business Tax:
-------------------------------------

Connecticut Corporation Business Tax is imposed on every mutual savings bank, savings and loan association, and every other company carrying on, or having the right to carry on, business in Connecticut, including a dissolved corporation which continues to conduct business. Conn. Gen. Stat. Sec. 12-214(a)(1). Certain entities are specifically excluded from the tax but neither Mutual Holding Company, Bank or Holding Company are exempt from Corporation Business Tax under the exceptions listed in Conn. Gen. Stat. Sec. 12-214(a)(2) and Conn. Agencies Regs. Sec. 12-214-2.

Every corporation, unless otherwise exempt, must separately compute its tax liability under two corporation business tax bases, a net income base and an
minimum tax on capital base, and pay the larger of the two.   Corporations,
including "financial service companies," are subject to the net income portion of the corporation business tax under Conn. Gen. Stat. Sec. 12-214(a)(1) while "financial service companies" are exempt from the minimum tax on capital (effective for income years beginning on or after January 1, 1999) under Conn. Gen. Stat. Secs. 12-218b(6) and 12-219(c). Mutual Holding Company, Bank and Holding Company come within the definition of "financial services company" and are therefore exempt from the minimum tax on capital.

In general, the starting point for determining Connecticut taxable income is federal taxable income before the federal net operating loss deduction and special deductions. Specifically, the computation of Connecticut taxable income begins with federal gross income less items deductible for federal tax purposes (i.e., gross income and items deductible under the Internal Revenue Code of 1986, or any subsequent internal revenue code of the United States, as from time to time amended, effective and in force on the last day of the income year), to which are added or subtracted certain income and deduction items. Conn. Gen. Stat. Secs. 12-213(a)(9)(A), 12-213(a)(10), 12-213(a)(23) and 12-217.

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
Page 10
November ____,1999


Differences between federal and Connecticut tax law that result in an increase
                                                                      --------
in Connecticut taxable income relative to federal taxable income (before net operating loss and special deductions) include:

 .  Interest or exempt interest dividends as defined in IRC Sec. 852(b)(5).
   Conn. Gen. Stat. Sec. 12-213(a)(9)(A).

 . Federally exempt interest including interest paid on federal, state and local securities including Connecticut and its political subdivisions. Conn. Gen. Stats. Secs. 12-213(a)(9)(A) and 12-217(a)(2).

 . Losses from prior years which were excluded in calculating federal taxable income. Conn. Gen. Stats. Secs. 12-213(a)(9)(A) and 12-217(a)(2).

 . State taxes imposed on or measured by the income or profits of a corporation which are paid or accrued in the income year. Conn. Gen. Stat. Sec. 12-217(a)(1)(A)(i).

 . Income attributable to the recovery of a bad debt deducted in any prior year, unless the bad debt has already been charged to a reserve account pursuant to a provision of the Internal Revenue Code. Conn. Agencies Regs. Sec. 12-242-3.

 . Federal taxes on income or profits if allowed as a deduction for federal income tax purposes. Conn. Gen. Stat. Sec. 12-217(a)(2)(B).

 . Interest expenses and costs and intangible expenses and costs directly or indirectly connected with one or more related members of the corporation. 1998 Conn. Acts 110 Sec. 20.

Differences between federal and Connecticut tax law that result in a decrease in
                                                                     --------
Connecticut taxable income relative to federal taxable income (before net operating loss and special deductions) include:

 . Any amount for federal income tax purposes that is treated as a dividend received under IRC Sec. 78. Conn. Gen. Stat. Sec. 12-213(a)(9)(B).

 . Any amount for federal income tax purposes that is treated as a dividend received from a passive investment company. Conn. Gen. Stat. Sec. 12-213(a)(9)(C).

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
Page 11
November ____,1999


 . All dividends (other than certain REIT dividends) not otherwise deducted from federal taxable income (subject to certain percentage limitations) less expenses related to such dividends. Conn. Gen. Stats. Secs. 12-217(a)(1)(D), 12-217(a)(3), and 12-217(a)(2)(A).

 .  Value of any capital gain realized from the sale of certain open space land.
   Conn. Gen. Stat. Sec.12-217(a)(1)(E).

 .  Connecticut net operating loss deduction.  Conn. Gen. Stat. Sec. 12-
   217(a)(4)(A).

 .  Net Capital loss deductions.  Conn. Gen. Stat. Sec. 12-217(a)(4)(B).

In establishing a starting point for the calculation of Connecticut taxable net income, Connecticut begins with federal taxable income and makes no provisions for adjustments with respect to the proposed Conversion. Therefore, no Connecticut taxable income is recognized.

Delaware Corporate Income Tax:
------------------------------

Neither Mutual Holding Company, Bank nor Interim Savings Bank is incorporated, conducting business, or have a physical presence in the State of Delaware. Accordingly, no Delaware corporate income tax will arise to Mutual Holding Company, Bank or Interim Savings Bank as a result of the Conversion.

Holding Company will be incorporated and organized under the laws of the State of Delaware and own all of Bank's capital stock to be issued. Holding Company will not maintain any physical presence in or conduct any business in the State of Delaware. Delaware Tax Law, Title 30, Sec. 1902(b)(6) exempts an entity from Delaware corporation income tax if the corporation maintains a "statutory corporate office" in Delaware but is not doing business in Delaware. Thus, if Holding Company has no physical presence in Delaware and derives no income from Delaware activities, it is exempt from Delaware corporate income taxation.

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
Page 12
November ____,1999



Connecticut Personal Income Tax:
--------------------------------

Individuals are subject to personal income taxation based upon their Connecticut adjusted gross income. The starting point of Connecticut adjusted gross income is federal adjusted gross income. Conn. Gen. Stat. Secs. 12-701(a)(8) and (19). Certain modifications are made to federal adjusted gross income to derive Connecticut adjusted gross income. Conn. Gen. Stat. Secs. 12-701(a)(20) and Conn. Agencies Regs. Secs. 12-701(a)(20)-1, -2, and -3.

Modifications that increase Connecticut adjusted gross income relative to
                   --------
federal adjusted gross income include:

 . Interest on state and municipal obligations exclusive of obligations issued by Connecticut or its subdivisions, to the extent not includable in federal gross income. Conn. Gen. Stat. Sec. 12-701(a)(20)(A)(i).
 . Exempt-interest dividends, as defined in IRC Sec. 852(b)(5), exclusive of those derived from obligations issued by Connecticut or its subdivisions or derived from obligations that Connecticut is prohibited by federal law from taxing. Conn. Gen. Stat. Sec. 12-701(a)(20)(A)(ii).
 .  Interest and dividends from federal obligations exempt from federal income tax but not state income tax.  Conn. Gen. Stat. Sec. 12-701(a)(20)(A)(iii).
 . With respect to a natural person who is a shareholder of an S corporation, the individual's applicable percentage apportioned pro-rata share of such corporation's non-separately stated items of loss. Conn. Gen. Stat. Sec. 12-701(a)(20)(B)(v).
 . Certain lump sum distributions. Conn. Gen. Stat. Sec. 12-701(a)(20)(A)(iv). . Losses from the sale or other dispositions of obligations issued by
   Connecticut or its subsdivisions. Conn. Gen. Stat. Sec. 12-701(20)(a)(A)(v). . Income taxes imposed by Connecticut, to the extent deductible in determining federal adjusted gross income.  Conn. Gen. Stat. Sec. 12-701(a)(20)(A)(vi).
 . Interest on indebtedness incurred or continued to purchase or carry obligations or securities the interest on which is exempt from Connecticut taxation. Conn. Gen. Stat. Sec. 12-701(a)(20)(A)(vii).
 . Expenses paid for the production, collection, conservation and maintenance of income and property which is exempt from Connecticut taxation and amortizable bond premium on bonds that are exempt from Connecticut income taxation. Conn. Gen. Stat. Sec. 12-701(a)(20)(A)(viii).
 .  Beneficiary's share of Connecticut fiduciary adjustment.  Conn. Gen. Stat.
   Sec. 12-701(a)(10).

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
Page 13
November ____,1999


Modifications that decrease Connecticut adjusted gross income relative to
                   --------
federal adjusted gross income include:

 . Income with respect to which taxation by any state is prohibited by federal law such as interest of United States government obligations. Conn. Gen.
   Stat. Sec. 12-701(a)(20)(B)(i).
 .  Certain exempt dividends paid by a regulated investment company.  Conn. Gen.
   Stat. Sec. 12-701(a)(20)(B)(ii).
 . The amount of any refund or credit for overpayment of income taxes imposed by Connecticut of any other state of the United States or political subdivision thereof or the District of Columbia or any province of Canada, to the extent properly includable in gross income for federal purposes. Conn. Gen. Stat. Sec. 12-701(a)(20)(B)(iii).
 .  Railroad retirement benefits to the extent properly includable in federal gross income.  Conn. Gen. Stat. Sec. 12-701(a)(20)(B)(iv).
 . With respect to a natural person who is a shareholder of an S corporation, the individual's applicable percentage apportioned pro-rata share of such corporation's non-separately stated items of income. Conn. Gen. Stat. Sec. 12-701(a)(20)(B)(v).
 .  Interest income derived from federally taxable Connecticut obligations.
   Conn. Gen. Stat. Sec. 12-701(a)(20)(B)(vi).
 . Gain from the sale or exchange of Connecticut government obligations, to the extent includable in determining federal net gain or loss. Conn. Gen. Stat. Sec. 12-701(a)(20)(B)(vii).
 . Interest incurred to buy or carry any obligation or securities, interest income on which is exempt from federal income tax but subject to Connecticut income tax. Conn. Gen. Stat. Sec. 12-(a)(20)(B)(viii).
 . Ordinary and necessary expenses paid or incurred during the taxable year for the production or collection of income that is exempt from federal income tax but subject to Connecticut tax or the management, conservation or maintenance of property held for the production of such income and the amortizable bond premium on any bond the interest which is subject to Connecticut taxation. Conn. Gen. Stat. Sec. 12-701(a)(20)(B)(ix).
 .  Certain amounts of Social Security benefits.  Conn. Gen. Stat. Sec. 12-
   701(a)(20)(B)(x).
 .  Amount rebated to taxpayers for property tax paid on a primary residence or motor vehicle.  Conn. Gen. Stat. Sec. 12-701(a)(20)(B)(xi).
 . Distributions from a Connecticut administered qualified state tuition program as defined in IRC Sec. 529(b), to the extent includable in federal income. Conn. Gen. Stat. Sec. 12-701(a)(20)(B)(xii).
 .  Beneficiary's share of Connecticut fiduciary adjustment.  Conn. Gen. Stat.
   Sec. 12-701(a)(10).

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
Page 14
November ____,1999


In establishing a starting point for the calculation of Connecticut taxable income, Connecticut begins with federal adjusted gross income and makes no provisions for modifications with respect to the proposed Conversion. Therefore, no Connecticut taxable income is recognized.

Board of Directors
The Savings Bank of Manchester
Connecticut Bankshares, M.H.C.
Connecticut Bancshares, Inc.
Page 15
November ____,1999



                                     *****

We hereby consent to the filing of the opinion as an exhibit to the application ("Application") filed with the Connecticut Department of Banking and to Connecticut Bancshares, Inc.'s Registration Statement on Form S-1 as filed with the Security and Exchange Commission. We also consent to reference to our firm in the Prospectus contained in the Application and Form S-1 under the caption "The Conversion - Tax Aspects."


Very truly yours,



ARTHUR ANDERSEN LLP